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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
PETCO Animal Supplies, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-84130 and 333-100397) on Form S-8 of our report dated March 10, 2003, with respect to the consolidated balance sheets of PETCO Animal Supplies, Inc. as of February 2, 2002 and February 1, 2003, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended February 1, 2003, which report appears in the February 1, 2003, annual report on Form 10-K of PETCO Animal Supplies, Inc.

Our report refers to a change in the Company's method of accounting for goodwill in 2002.

                      /s/ KPMG LLP

San Diego, California
March 20, 2003

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Independent Auditors' Consent